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                              SUPPLEMENTAL INDENTURE


                           dated as of September 12, 1995

                                 to the Indenture

                             dated as of March 15, 1993

                                  by and between

                          CONTINENTAL MEDICAL SYSTEMS, INC.

                                       and

                           NATIONSBANK OF VIRGINIA, N.A.,
                                    as Trustee



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   SUPPLEMENTAL INDENTURE, dated as of September 12, 1995 (the "Supplemental
Indenture"), between CONTINENTAL MEDICAL SYSTEMS, INC. (the "Company"), a Delaware corporation and wholly-owned subsidiary of Horizon/CMS Healthcare Corporation ("Horizon"), and NATIONSBANK OF VIRGINIA, N.A., a national banking association, as trustee (the "Trustee"), to the Indenture dated as of March 15, 1993 (as amended to the date hereof, the "Original Indenture") between the Company and the Trustee.

                                     RECITALS

   The Company duly authorized the creation of an issue of 10-3/8% Senior Subordinated Notes due 2003, Series A and Series B (the "Securities"), of substantially the tenor and amount set forth in the Original Indenture, and to provide therefor the Company duly authorized the execution and delivery of the Original Indenture;

   All acts and things necessary were done to make the Securities, when executed by the Company and authenticated and delivered under the Original Indenture and duly issued by the Company, the valid obligations of the Company and to make the Original Indenture a valid agreement of the Company in accordance with the terms of the Original Indenture;

   Horizon acquired the Company on July 10, 1995 by means of a merger of CMS Merger Corporation, a wholly-owned subsidiary of Horizon, with and into the Company, with the Company being the surviving corporation (the "Merger"). Upon consummation of the Merger, the Company because a wholly-owned subsidiary of Horizon;

   Horizon has offered to purchase for cash (the "Tender Offer") all of the outstanding Securities. In conjunction with the Tender Offer, Horizon has solicited consents (the "Consents") from Holders to certain proposed amendments to the Original Indenture (the "Consent Solicitation");

   The Holders of at least a majority in aggregate principal amount of the outstanding Securities have tendered Securities in the Tender Offer and delivered Consents in the Consent Solicitation (the "Requisite Consents");

   This Supplemental Indenture incorporates the amendments to which such Holders have consented; and

   All acts and things necessary have been done to make this Supplemental Indenture a valid agreement of the Company in accordance with the terms of the Original Indenture.

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   NOW THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

   The parties hereto mutually covenant and agree and do hereby amend the Original Indenture as follows:

   ARTICLE I. DELETED DEFINITIONS. The following definitions are hereby deleted in their entirety:

      (a)  Acquired Indebtedness;

      (b)  Average Life to Stated Maturity;

      (c)  Code;

      (d)  Consolidated Net Income;

      (e)  Consolidated Net Worth;

      (f)  Consolidated Rental Payments;

      (g)  Fixed Charge Coverage Ratio;

      (h)  Permitted Indebtedness;

      (i)  Permitted Investment;

      (j)  Physician Support Obligation;

      (k)  Qualified Capital Stock;

      (l)  Restricted Payment;

      (m)  Acquisition Survivor;

      (n)  Leased Facility;

      (o)  Permitted Preferred Stock;

      (p)  Security Amount; and

      (q)  Surviving Entity.

                                      -3-


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   ARTICLE II.  DELETED COVENANTS.  The following covenants are hereby deleted in their entirety:

      (a) Section 801 (Company or Guarantor May Consolidate, Amalgamate, etc., Only on Certain Terms);

      (b)  Section 802 (Successor Substituted);

      (c)  Section 1006 (Maintenance of Properties);

      (d)  Section 1007 (Insurance);

      (e)  Section 1008 (Limitation on Indebtedness);

      (f)  Section 1009 (Limitation on Restricted Payments);

      (g) Section 1010 (Restrictions on Preferred Stock of Subsidiaries and Subsidiary Distributions);

      (h) Section 1011 (Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries);

      (i)  Section 1012 (Limitation on Liens Securing Subordinated
           Indebtedness);

      (j)  Section 1013 (Provision of Financial Statements);

      (k)  Section 1014 (Limitation on Transactions with Affiliates);

      (l) Section 1016 (Limitation on Issuance of Guarantees of Subordinated Indebtedness); and

      (m)  Section 1017 (Limitation on Other Senior Subordinated
           Indebtedness).

   ARTICLE III. SECTIONS DELETED AND REPLACED. The text of Sections 501 and 502 of the Original Indenture is hereby deleted in its entirety and replaced with the following:

   "Section 501. EVENTS OF DEFAULT. "Event of Default", wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be occasioned by the provisions of Article Twelve or be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

       (a) there shall be a default in the payment of any interest on any Security when it becomes due and payable, and such default shall continue for a period of 30 days;

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   (b) there shall be a default in the payment of the principal of (or premium, if any, on) any Security at its Stated Maturity;

   (c) (i) there shall be a default in the performance, or breach, of any covenant or agreement of the Company or of any Guarantor under this Indenture (other than a default in the performance or breach of a covenant or agreement which is specifically dealt with elsewhere in this Indenture) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail, (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Securities; (ii) there shall be a default in the performance or breach of the provisions of Article Eight; (iii) the Company shall have failed to make or consummate an Offer in accordance with the provisions of Section 1015; or (iv) the Company shall have failed to make or consummate a Change in Control Offer in accordance with the provisions of
Section 1018;

   (d) the entry of a decree or order by a court having jurisdiction in the premises (i) for relief in respect of the Company or any Subsidiary in an involuntary case or proceeding under any Bankruptcy Law or (ii) adjudging the Company or any Subsidiary a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any Bankruptcy Law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any Subsidiary or of any substantial part of any of their properties, or ordering the winding up or liquidation of any of their affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

   (e) the institution by the Company or any Subsidiary of a voluntary case or proceeding under any Bankruptcy Law or any other case or proceedings to be adjudicated a bankrupt or insolvent, or the consent by the Company or any Subsidiary to the entry of a decree or order for relief in respect of the Company or any Subsidiary in any involuntary case or proceeding under any Bankruptcy Law or to the institution of bankruptcy or any insolvency proceedings against the Company or any Subsidiary, or the filing by the Company or any Subsidiary of a petition or answer or consent seeking reorganization or relief under any Bankruptcy Law, or the consent by it to the filing of any such petition or to the appointment or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of any of the Company or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due or taking of corporate action by the Company or any Subsidiary in furtherance of any such action.

   The Company shall deliver to the Trustee within five days after the occurrence thereof, written notice, in the form of an Officers' Certificate, of any Default, its status and what action the Company is taking or proposes to take with respect thereto.


                                    -5-


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   Section 502. ACCELERATION OF MATURITY; RESCISSION AND ANNULMENT.

   If an Event of Default (other than an Event of Default specified in Sections 501(d) and (e)) occurs and is continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Securities Outstanding may, and the Trustee upon the request of the Holders of not less than 25% in aggregate principal amount of the Securities Outstanding shall, declare the principal of all the Securities to be due and payable immediately in an amount equal to the principal amount of the Securities, together with accrued and unpaid interest to the date the Securities become due and payable, by a notice in writing to the Company (and to the Trustee, if given by the Holders), and upon any such declaration such principal shall become immediately due and payable. If an Event of Default specified in Sections 501(d) and (e) occurs and is continuing, then the principal of all the Securities shall IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

   At any time after such declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter in this Article provided, the Holders of a majority in aggregate principal amount of the Securities Outstanding, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

   (a) the Company has paid or deposited with the Trustee a sum sufficient to pay

       (i) all sums paid or advanced by the Trustee under Section 606 and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel,

       (ii) all overdue interest on all Securities,

       (iii) the principal of and premium, if any, on any Securities which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Securities, and

       (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Securities; and

   (b) all Events of Default, other than the non-payment of principal of Securities which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 513.

No such recession shall affect any subsequent default or impair any right consequent thereon provided in Section 513."


   ARTICLE IV. EFFECTIVENESS. The parties hereto have entered into this Supplemental Indenture upon receipt of the Requisite Consents. However, this Supplemental Indenture will not become effective until Horizon has accepted all Securities validly tendered for purchase


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pursuant to the Tender Offer (the "Acceptance Date"). The Acceptance Date
will occur promptly after the later of (a) the expiration date of the Tender Offer and (b) the satisfaction or waiver of the conditions specified in the Tender Offer.

   ARTICLE V.  MISCELLANEOUS.

   (a) This Supplemental Indenture shall be construed as supplemental to the Original Indenture and shall form a part thereof, and the Original Indenture is hereby incorporated by reference herein and, as supplemented, modified and restated hereby, is hereby ratified, approved and confirmed.

   (b) This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

   (c) This Supplemental Indenture may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract.


                                          -7-


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   IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed by their respective authorized officers as of the day and year first above written.



                                       CONTINENTAL MEDICAL SYSTEMS, INC.


                                       By: /s/ ERNEST A. SCHOFIELD
                                           ----------------------------------
                                           Name: Ernest A. Schofield
                                           Title: Senior Vice President


                                       NATIONSBANK OF VIRGINIA, N.A.
                                       as Trustee


                                       By: /s/ FRANKLIN S. WARD
                                           -----------------------------------
                                           Name: Franklin S. Ward
                                           Title: Vice President


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